Exhibit 99.1
Financial News Release
Contacts:

Lawrence D. Firestone	Annie Leschin
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY COMPLETES ACQUISITION OF PV POWERED AND REVISES SECOND QUARTER GUIDANCE
Fort Collins, Colo., May 3, 2010 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced the completion of its acquisition of PV Powered Inc., a leading manufacturer of grid-tied PV inverters in the residential, commercial, and utility-scale markets.
The combined company’s comprehensive portfolio of inverter products will serve commercial projects ranging from 30-kilowatts to 1 megawatt utility installations, as well as the residential market with 5-killowatt and smaller inverters. With the addition of PV Powered’s product line, Advanced Energy will be able to address the entire spectrum of the emerging and fast-growing solar inverter market.
“This is an exciting moment in our company as we take the next steps in our strategy to diversify our revenues and expand our solar inverter business,” said Dr. Hans Betz, chief executive officer. “By offering one of the industry’s most comprehensive product lines from residential to utility scale inverters, Advanced Energy is positioned to be one of the leading worldwide suppliers of inverters.”
Under the terms of the agreement, Advanced Energy paid $50 million in the form of $35 million in cash and $15 million in Advanced Energy’s common stock. In addition, there is a $40 million potential earn-out based on PV Powered’s full-year 2010 financial results. Throughout 2010, PV Powered will operate as a wholly-owned subsidiary, continuing to sell and support its PV Powered branded inverters.

With the addition, of PV Powered, Advanced Energy is revising its guidance for the second quarter of 2010 to be as follows, excluding the effect of the amortization of intangibles related to the PV Powered acquisition:
Total sales of $100 million to $111 million
Fully diluted earnings per share of $0.21 to $0.31
Fully diluted shares of 43.3 million
Forward-Looking Language
Statements in this press release concerning the transaction and future business, operating and financial condition of the company PV Powered, including expectations regarding revenues, gross margins, and operating expenses for future periods, including achievement of the milestones subject to the earn-out under the merger agreement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the amount of the final purchase price for the acquisition of PV Powered related to the earn-out, the successful integration of the operations of Advanced Energy and PV Powered following the closing and our expectations surrounding the benefits of the transaction; as well as the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.

About Advanced Energy
Advanced Energy® is a global leader in innovative power and control technologies for high-growth markets, including advanced thin-film manufacturing, and commercial grid-tied inverters for solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.
About PV Powered
PV Powered is the innovation leader for grid-tied PV inverters in the residential, commercial and utility markets, setting the industry standard for innovation in reliability and efficiency. For more information on PV Powered, visit www.pvpowered.com.
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